Exhibit 10.1

MarketAxess Holdings Inc.

55 Hudson Yards 15th Floor

New York, New York, 10001

July 29, 2026

Christopher R. Concannon

By email

Re:	Amendment to Terms of Employment

Dear Chris:

Reference is made to that Letter Agreement between you and MarketAxess Holdings Inc., dated as of January 7, 2019, as amended by the Letter Agreement dated January 6, 2023 (the “Letter Agreement”). Capitalized terms that are used but not defined in this letter will have the meanings given to them in the Letter Agreement.

Section 4(a) of the Letter Agreement is hereby redesignated as Section 4(a)(i).

The last sentence of Section 4(a)(i) of the Letter Agreement (as redesignated above) is hereby amended and restated in its entirety to read as follows:

“For the avoidance of doubt, this Section 4(a) will apply in the event that your employment with the Company pursuant to this Letter Agreement is terminated (x) by the Company other than for a Cause Event or (y) by you as a result of your resignation for Good Reason, with Section 4(a)(i) applying to any such termination outside of the Change in Control Protection Period and Section 4(a)(ii) applying to any such termination during the Change in Control Protection Period.”

The following is added as a new Section 4(a)(ii) of the Letter Agreement:

“(ii) In the event your employment with the Company pursuant to this Letter Agreement is terminated for the reasons subject to Section 4(a)(i) above during the Change in Control Protection Period (as defined in Section 4(c) below), the Executive will receive the entitlements and benefits set for in Section 4(a)(i) (subject to the Release requirement as set forth therein), provided that:

(1)

the twenty-four (24) month base salary and two (2) times the Average Bonus severance amounts provided in Section 4(a)(i) shall be paid in a lump sum rather than in installments, payable on the first payroll date following the date on which the Release becomes effective and irrevocable (the “Release Effective Date”);

(2)

the Company shall also pay to you an amount equal to the Average Bonus prorated based on the number of days during the calendar year of termination that you were employed prior to the date your employment with the Company terminates, payable in a lump sum on the first payroll date following the Release Effective Date;

(3)

with respect to any outstanding equity or equity-based incentive awards held by you under any Company equity incentive plans that are not vested as of the date your employment with the Company terminates: (A) any such award subject solely to time- or service-based vesting shall immediately vest in full, and (B) any such award subject to performance-based vesting shall immediately vest (x) for any performance period that is completed prior to the date your employment with the Company terminates, based on actual performance, and (y) for any performance period that is not completed prior to the date your employment with the Company terminates, based on the target level of performance or, if greater, the level specified in the applicable merger agreement or other definitive transaction agreement in connection with the Change in Control; provided, that, your outstanding equity awards shall otherwise be subject to the same terms and conditions that apply under the applicable equity plan and award agreements.”

Section 4(e) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

“For purposes of this Letter Agreement, “Good Reason” shall mean any of the following events that are not cured by the Company within thirty (30) days after the Company’s receipt of written notice from you specifying the event claimed to be Good Reason (the “Cure Period”): (i) you no longer holding the title of Chief Executive Officer of the Company, (ii) a material diminution in your duties, authorities or responsibilities or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your then position (other than as a result of you ceasing to be a director); it being acknowledged and agreed that the performance of duties by the Company’s Executive Chairman pursuant to the terms of the letter agreement between the Company and the Executive Chairman in effect as of the Effective Date shall not represent a material diminution in your duties, authorities or responsibilities, as provided above; (iii) a material breach of this Letter Agreement by the Company; (iv) a requirement by the Company that your principal place of work be moved to a location more than fifty (50) miles away from its current location; (v) the failure of the Company to obtain and deliver to you a reasonably satisfactory written agreement from any successor to all or substantially all of the Company’s assets to assume and agree to perform this Letter Agreement, or (vi) your no longer having the title, duties, authorities or responsibilities as Chief Executive Officer of a publicly traded company following the Change in Control.. You shall be required to provide the Company with written notice of the existence of Good Reason no later than forty-five (45) days after the date on which you have had, or should have had, actual knowledge of the event that is alleged to constitute Good Reason, the Company shall notify you no later than the end of the Cure Period whether it agrees that a Good Reason event has occurred (and if it has occurred, whether the Company intends to cure it), and you must provide written notice of resignation within ninety (90) days of the end of the Cure Period; provided, however, notwithstanding anything else set forth herein, in connection with a resignation for Good Reason based on the events set forth in (ii) or (vi) above, the effective date set forth in your written resignation notice shall be no earlier than ninety (90) days following the effective date of the Change in Control.”

Except as expressly modified by this letter, the Letter Agreement will remain in full force and effect. This letter embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.

*  *   *  *  *

Please sign below to indicate your agreement and acknowledgement of the terms of this letter and the amendment to your Letter Agreement.

Sincerely,

MarketAxess Holdings Inc.

By:	/s/ Scott Pintoff
Name: Scott Pintoff
Title: General Counsel & Corporate Secretary

ACCEPTED AND ACKNOWLEDGED:

/s/ Christopher R. Concannon
Christopher R. Concannon